Exhibit (a)(1)
INSIGHT ENTERPRISES, INC.
OFFER TO AMEND ELIGIBLE OPTIONS
NOVEMBER 21, 2007
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M., ET, ON DECEMBER 20, 2007
UNLESS THE OFFER IS EXTENDED
Insight Enterprises, Inc., together with its subsidiaries and affiliates (“Insight”, the “Company”, “us” or “we”) is making the offer described in this document (the “Offer”) to certain teammates to amend certain outstanding stock options to buy Insight common stock that were previously granted to them under the Insight Enterprises, Inc. 1998 Long-Term Incentive Plan (the “1998 Plan”).
A stock option will be subject to this Offer only if that option meets each of the following conditions:
(i)	The option was granted under the 1998 Plan;

(ii)	The option was retroactively priced, meaning that the exercise price per share for that option is based on the fair market value per share of Insight common stock on a date that was earlier than the date on which the option grant was actually finalized;

(iii)	The option has an exercise price per share that is less than the fair market value per share of the common stock underlying the option on the date on which the option grant was actually finalized;

(iv)	The option was unvested as of December 31, 2004;

(v)	The option is held by an individual who is, on the Expiration Date of this Offer, a current employee of the Company (other than an executive officer or director) and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”); and

(vi)	The option is outstanding on the Expiration Date (as defined below) of this Offer.
An option that satisfies each of the above conditions is called an “Eligible Option” for purposes of this Offer. The Offer will expire on the expiration date, which is currently set for December 20, 2007, unless the Offer is extended (the “Expiration Date”).
Unless corrective action is taken to adjust the exercise price of an Eligible Option, that option may be subject to unfavorable tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and comparable state tax laws. Therefore, the Company is making this Offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend their options to the extent necessary to avoid unfavorable taxation. The amendment will adjust the exercise price per share currently in effect for the Eligible Option to the fair market value per share of Insight common stock on the date on which the option grant was actually finalized. The new exercise price per share will be called the “New Exercise Price” and will become effective on the first business day following the Expiration Date (the “Amendment Date”). An option that is amended for the New Exercise Price will be called an “Amended Option.”

If only part of an outstanding option is an Eligible Option (i.e., the part of such option that was unvested as of December 31, 2004), then only that part may be amended under this Offer. The rest of the option will not be subject to this Offer and will not be an Eligible Option for purposes of this Offer. That part (i.e., the part that was vested as of December 31, 2004) will keep its current exercise price and will not be subject to unfavorable tax consequences under Section 409A of the Code and comparable state tax laws.
Each Eligible Optionee whose Eligible Option is amended to increase the exercise price under this Offer will be entitled to a special cash payment (the “Cash Payment”) with respect to that option. The amount of the Cash Payment for each Eligible Option that is amended to increase the exercise price to the New Exercise Price will be calculated by multiplying (i) the amount by which the New Exercise Price is higher than the exercise price per share currently in effect for that Eligible Option, times (ii) the number of shares of the Company’s common stock you can buy under that option at the New Exercise Price. The Cash Payment is currently expected to be paid in January 2008, as required by applicable Internal Revenue Service (“IRS”) regulations. When the payment is made, the Company will collect all applicable withholding taxes and other amounts required to be withheld by the Company. The Cash Payment will be paid whether or not you remain an employee through the payment date.
If you are not an employee of the Company or any affiliated entity on the Expiration Date of this Offer, then none of your tendered Eligible Options will be amended, and you will not become entitled to any Cash Payment with respect to those options. The options you sent in or “tendered” for amendment will be returned to you and will remain exercisable in accordance with the terms currently in effect for them.
As long as all conditions to the Offer are satisfied, we currently intend to accept for amendment on the Expiration Date all Eligible Options tendered by Eligible Optionees who accept the Offer. The amendment will result in a new exercise price per share equal to the New Exercise Price. No other changes will be made to the tendered Eligible Options. Accordingly, each amended Eligible Option will otherwise continue to be subject to the same vesting schedule, exercise period, option term and other terms and conditions as in effect for that option immediately before the amendment.
Although our Board of Directors has approved this Offer, neither the Board of Directors or the Company is making any recommendation as to whether you should tender your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options. You should be aware that unfavorable tax consequences under Section 409A may apply to your Eligible Options if they are not amended under this Offer, and you will be solely responsible for any taxes, interest or penalties you may incur. For that reason, we recommend that you consult with your personal tax or legal advisor to learn the consequences of accepting or declining the Offer.
We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document and the related Schedule TO, including the documents incorporated therein and the exhibits attached (the “Offer Package”). If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer Package, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your Eligible Options under the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us.
The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission, nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your personal tax or legal advisor to determine the tax consequences of electing or not electing to participate in the Offer.
IMPORTANT INFORMATION
If you wish to tender any of your Eligible Options for amendment, you must tender all of your Eligible Options. To do this you must properly complete and sign the Election Form you receive with this Offer and return it to the Company prior to the Expiration Date.
The only document you are required to sign in connection with tendering your Eligible Options for amendment is the Election Form. The Election Form will set forth the New Exercise Prices of your Amended Options and confirm the Company’s obligation to pay you the Cash Payment for each of your Amended Options. The Cash Payment is currently expected to be paid in January 2008 and will be paid whether or not you remain an employee of the Company through the payment date. The Eligible Options will be amended as of December 21, 2007 (unless we extend the Offer). Please be aware that your option account with E*Trade may not accurately reflect the amendment for one to two business days following the Amendment Date.

SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about the offer made in this document (the “Offer”). We urge you to read carefully the rest of this document because the information in this summary and in the introductory pages before this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the rest of this document. We have included section references to the other sections of the document where you can find a more complete description of the topics in this Summary Term Sheet.
WHAT OPTIONS ARE ELIGIBLE FOR AMENDMENT UNDER THE OFFER?
Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to unfavorable income taxation (as described below), unless that option is brought into compliance with Section 409A before it is exercised and before January 1, 2008. Insight Enterprises, Inc. together with its subsidiaries and affiliates (“Insight,” the “Company,” “Us” or “We”) has decided to offer eligible persons holding such options the opportunity to amend each such option to comply with Section 409A.
An outstanding option to purchase shares of Insight common stock will be eligible for amendment under the Offer if that option meets each of the following conditions:
(i)	The option was granted under the 1998 Plan;

(ii)	The option was retroactively priced, meaning that the exercise price per share for that option is based on the fair market value per share of Insight common stock on a date that was earlier than the date on which the option grant was actually finalized;

(iii)	The option has an exercise price per share that is less than the fair market value per share of the common stock underlying the option on the date on which the option grant was actually finalized;

(iv)	The option was unvested as of December 31, 2004;

(v)	The option is held by an individual who is, on the Expiration Date, an Eligible Optionee; and

(vi)	The option is outstanding on the Expiration Date of this Offer.
An option that meets each of the above conditions will constitute an “Eligible Option” for purposes of the Offer. If only part of the option meets those conditions, then only that part will be an Eligible Option, and the rest of that option will not be eligible for amendment under this Offer. (Section 1)
DOES THE OFFER APPLY TO SHARES OF INSIGHT COMMON STOCK THAT I CURRENTLY OWN?
No. The Offer relates only to Eligible Options that are currently unexercised.

WHAT HAPPENS TO THE PART OF MY ELIGIBLE OPTION(S) THAT I HAVE ALREADY EXERCISED?
According to Section 409A, if you exercised an option that meets the criteria set forth in items (i) – (iv) in the first question above, (or part of such option) on or before December 31, 2005, the exercised portions should not be subject to the unfavorable personal tax consequences under Section 409A.
However, if you exercised such option(s) (or part of such option) during calendar year 2006 or 2007, the exercised portion may be subject to unfavorable personal tax consequences under Section 409A (and similar state tax laws). To lessen these possible unfavorable tax consequences, Insight will be making a separate cash payment to you. You have received, or will be receiving, separate information concerning this payment.
WHAT HAPPENS TO THE PART OF MY ELIGIBLE OPTION(S) THAT WAS VESTED AS OF DECEMBER 31, 2004?
Subject to exceptions that we do not believe apply to you, stock options (or any part of a stock option) that vested as of December 31, 2004 are not subject to Section 409A.
WHAT OTHER DEFINED TERMS ARE IMPORTANT TO UNDERSTANDING THE OFFER?
For purposes of this Offer, you also should be familiar with the following additional definitions.
“New Exercise Price” is the New Exercise Price per share that will be in effect for any tendered Eligible Option that is amended under the Offer and will be equal to the fair market value per share of the Company’s common stock on the date on which the option grant was actually finalized.
“Amended Option” will mean an Eligible Option that has been amended under the Offer to increase the exercise price per share for the Insight common stock you can buy under that option to the New Exercise Price for the option.
“Amendment Date” will mean the date on which each Eligible Option is amended to increase the exercise price of that option to the New Exercise Price and will be December 21, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.
“Cash Payment” is the special Cash Payment to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased under the Offer.
“Code” will mean the Internal Revenue Code of 1986, as amended.
“Election Form” is the form that the Eligible Optionee must use to notify the Company whether he or she has elected to tender his or her Eligible Options for amendment under the terms of the Offer.
“Eligible Optionee” is each person who possesses Eligible Options and is, on the expiration date of the Offer, an employee of the Company (other than an executive officer or director) and subject to income taxation in the United States with respect to his or her Eligible Options.
“Expiration Date” will be December 20, 2007, unless the Offer is extended by the Company.

“Fair Market Value” per share of Insight common stock on any relevant date will be deemed to be equal to the closing price per share of such stock on that date on the NASDAQ Global Select Market.
“IRS” will mean the Internal Revenue Service.
“New Exercise Price” means the fair market value per share of Insight common stock on the date on which the option grant was actually finalized.
“1998 Plan” means The Insight Enterprises, Inc. 1998 Long-Term Incentive Plan.
“Tendering” an option means submitting your Eligible Options to the Company to be amended under the Offer in return for the Cash Payment.
WHY IS INSIGHT MAKING THE OFFER?
We are making this Offer to amend the Eligible Options because of potential unfavorable tax consequences that may apply to those options. As a result of a thorough investigation of the Company’s past option granting practices and related accounting, the Company has found that each Eligible Option was retroactively priced, meaning that the exercise price per share currently in effect for that option was based on the fair market value per share of Insight common stock on a date that was earlier than the date on which that option grant was actually finalized. Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to unfavorable income taxation unless that option is brought into compliance with Section 409A. Insight has decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance by amending the exercise price per share to the New Exercise Price for each such option. By taking such corrective action, Eligible Optionees can avoid the unfavorable tax consequences described in Section 2 of the Offer.
Your individualized Eligible Option table in the Election Form that you received with this Offer sets forth the measurement date and option number for each Eligible Option you hold, the original per share price of Insight common stock on that date, the number of shares of common stock subject to each Eligible Option, the New Exercise Price and the cash amount payable to you in January 2008.
ARE OPTIONEES LIVING OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?
Yes. If you are a current employee of the Company (other than an executive officer or director) and subject to taxation in the United States with respect to your Eligible Option, then you are eligible to participate in the Offer even if you are not currently living in the United States. (Section 1)
WHAT ARE THE COMPONENTS OF THE OFFER?
If an Eligible Option is amended under the Offer, then the exercise price of that option will be increased to the fair market value per share on the date on which the option grant was actually finalized, which will avoid the potential unfavorable tax consequences under Section 409A. In addition, each Eligible Optionee whose Eligible Options are so amended will become entitled to the special Cash Payment from the Company. The amount of the Cash Payment payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the New Exercise Price is higher than the exercise price per share currently in effect for that Eligible Option, times (ii) the number of shares of the Company’s common stock you can buy under that option at the New Exercise Price. The Cash Payment is currently expected to be paid in January 2008, as required by applicable IRS regulations. When the payment is made, the Company will collect all applicable withholding taxes and other amounts required to be withheld by the Company. The Cash Payment will be paid whether or not you remain an employee through the payment date. (Section 1)
IS THE CASH PAYMENT SUBJECT TO VESTING? WILL I RECEIVE THE CASH PAYMENT IF MY EMPLOYMENT TERMINATES BEFORE I FULLY VEST IN THE AMENDED OPTIONS OR BEFORE THE CASH PAYMENT IS PAID?
The Cash Payment is not subject to vesting or otherwise subject to forfeiture. Eligible Optionees will be entitled to receive the Cash Payment regardless of whether or not they remain employed with Insight on the actual payment date and regardless of whether the Amended Options to which such payment relates have vested or ever vest.
DO I RECEIVE THE CASH PAYMENT EVEN IF I NEVER EXERCISE THE AMENDED OPTIONS?
Yes. The Cash Payment is currently expected to be paid in January 2008, regardless of whether you have exercised the Amended Options at that time and regardless of whether you ever exercise the Amended Options.
WHY WON’T I RECEIVE MY CASH PAYMENT IMMEDIATELY FOLLOWING THE EXPIRATION OF THE OFFER?
The IRS guidance under Section 409A that allows us to offer you the opportunity to avoid unfavorable tax consequences by amending your Eligible Options imposes certain requirements regarding the timing of the Cash Payment. The guidance does not allow us to make the Cash Payment in the same year in which the options are amended. Therefore, the earliest we can make these Cash Payments to Eligible Optionees who participate in the Offer is in January of 2008. Any Cash Payments received for Eligible Options that you elect to amend will be subject to regular income and employment tax withholding at the time you receive it.
WHAT HAPPENS IF I AM NOT A CURRENT EMPLOYEE ON THE EXPIRATION DATE?
If you are not an employee of the Company on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash Payment with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender. (Section 1)
WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO SECTION 409A?
Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS have provided guidance and issued final regulations about certain items of compensation under Section 409A. That guidance and the final regulations provide that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the unfavorable tax consequences of Section 409A. Unless corrective action is taken to bring that option into compliance before it is exercised and before January 1, 2008, we believe, on the basis of our understanding and interpretation of the applicable guidance, that the option will trigger unfavorable U.S. federal tax consequences to you under Section 409A as indicated below.

The unfavorable tax consequences include income tax consequences in the year the option becomes vested, even though the option has not been exercised. Under IRS guidance to date, you would recognize taxable income in an amount equal to the fair market value of the option shares on measurement date, minus the exercise price. The measurement date is December 31 of the year of vesting, or the actual date of exercise if exercised during the year of vesting. In addition, Section 409A imposes an additional 20% tax, plus interest. Further, it is possible that during each subsequent taxable year (until the option is exercised or expires), any increase in the fair market value of the shares underlying the option will be taxable to the holder and may be subject to the additional 20% tax and interest penalties.
Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total additional tax (over and above ordinary income tax rates) could be up to 40% (a 20% additional federal tax and up to a 20% additional state tax).
If you exercise an Eligible Option without first bringing that option into compliance with Section 409A, then it is possible that the 20% additional tax under Section 409A may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise is higher than the current exercise price, plus interest penalties.
WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?
If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your Eligible Options are amended to adjust the exercise price.
By amending the exercise prices of your Eligible Options to the New Exercise Prices, you will also avoid the unfavorable taxation of those options under Section 409A. Therefore, as your Amended Options vest in one or more installments, you will not be subject to the additional 20% tax or any interest penalty under Section 409A. However, you will recognize taxable income when you receive the Cash Payment paid on your Amended Options. (Section 2)
If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional tax consequences of participation in the Offer. All Eligible Optionees should consult with their own personal tax or legal advisor as to the tax consequences of accepting the Offer.
HOW WILL MY CASH PAYMENT BE TAXED?
You will be taxed upon your receipt of the Cash Payment. The payment will be treated as wages for tax withholding purposes. Therefore, the Company must withhold all applicable U.S. federal, state and local income and employment taxes with respect to such payment. You will receive only the part of the payment remaining after all those taxes and payments have been withheld. (Section 2)
WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?
If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you will be subject to the unfavorable taxation under Section 409A in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A and comparable state tax laws.

WHAT SECURITIES ARE SUBJECT TO THE OFFER?
The Offer covers only Eligible Options. Your Election Form accompanying this Offer will contain a personal summary of the Eligible Options that you currently hold, including the measurement date and option number for each Eligible Option, the original per share price of Insight common stock on that date, the number of shares of common stock subject to each Eligible Option, the New Exercise Price and the cash amount payable to you in January 2008. (Section 1)
AM I REQUIRED TO PARTICIPATE IN THE OFFER?
No. Participation in the Offer is voluntary. If you decide to accept the Offer, you must submit a properly completed Election Form for your tendered Eligible Options. (Section 4)
If you do not elect to tender your Eligible Options, all Eligible Options you currently hold will remain unchanged with their original exercise price. If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you may be subject to the unfavorable taxation under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A and comparable state tax laws. (Section 3)
WILL MY DECISION ABOUT WHETHER TO PARTICIPATE OR NOT IN THE OFFER AFFECT MY ELIGIBILITY TO RECEIVE FUTURE EQUITY AWARDS FROM INSIGHT?
No. Your decision to accept or reject the Offer will have no effect on your eligibility to receive additional option grants or other equity awards in the future from Insight.
HOW MIGHT STOCK PRICE FLUCTUATIONS IN THE FUTURE IMPACT MY DECISION?
While we believe that this Offer will give Eligible Optionees the opportunity to avoid the unfavorable personal tax consequences of Section 409A and similar state tax laws, we cannot guarantee that Eligible Optionees will ultimately be better off by holding options with the Amended Exercise Price than they would by not participating in the Offer, exercising at the original exercise price, and paying the resulting taxes and any associated penalties and interest charges. We strongly recommend that you consult with your personal financial, tax, and legal advisors to determine the consequences of accepting or rejecting the Offer.
DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I DECIDE TO ACCEPT THE OFFER WITH RESPECT TO ONLY A PART OF THE ELIGIBLE OPTIONS?
No. If you wish to accept this Offer you must tender all of your Eligible Options for amendment. Please remember that not all of a particular outstanding option grant may be an Eligible Option. Only the part of that grant that was not vested as of December 31, 2004 will be an Eligible Option. (Section 4)

IF I CHOOSE TO PARTICIPATE IN THE OFFER, ARE THERE CIRCUMSTANCES UNDER WHICH MY ELIGIBLE OPTIONS WOULD BE AMENDED BUT I WOULD NOT RECEIVE A CASH PAYMENT FOR THEM?
No. However, your option will not be amended and the Cash Payment will not be made if we are prohibited from doing so by applicable rules or laws. For example, we could become prohibited from amending options as a result of changes in SEC or NASDAQ rules. However, we do not anticipate any such prohibitions at this time.
WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?
Except for the change to the exercise price per share, each Eligible Option that is amended under this Offer will continue to remain subject to the same terms and conditions that were in effect for such option immediately before the amendment. Therefore, each Amended Option will vest on the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that option. (Section 9)
WHEN WILL MY ELIGIBLE OPTIONS BE AMENDED?
The exercise price for each Eligible Option tendered under this Offer will be amended to the New Exercise Price effective December 21, 2007, or if the Offer is extended, the first business day following the extended expiration date. The date the exercise price for an Eligible Option is increased to the New Exercise Price will be called the Amendment Date, and each Eligible Option that is so amended will be called an Amended Option.
WHEN CAN I EXERCISE MY AMENDED OPTIONS?
You may exercise an Amended Option for vested option shares at any time after the Amendment Date (subject to compliance with other Insight policies, such as policies designed to prevent insider trading). With respect to vested and unvested options, the Amended Option will be exercisable in accordance with the terms currently in effect.
WHEN WILL MY AMENDED OPTIONS VEST?
If your options are amended, they will continue to vest according to the vesting schedule of your original options. Future vesting is subject to continued employment with us through each relevant vesting date, as currently provided in the original options.
WHEN WILL MY AMENDED OPTIONS EXPIRE?
Your Amended Options will expire on the same date your original Eligible Options were scheduled to expire under the terms of the relevant Plan.
CAN I EXERCISE MY ELIGIBLE OPTIONS AFTER I ACCEPT THE OFFER BUT BEFORE AMENDMENT?
Yes. However, such exercise will void your acceptance of the Offer. In addition, you may then personally incur unfavorable tax consequences under Section 409A with respect to all your Eligible

Options you exercise before the Amendment Date. You will be solely responsible for any taxes, penalties or interest payable under Section 409A and comparable state tax laws.
WILL MY AMENDED OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY OPTIONS?
Because your Eligible Options were granted with exercise prices below the fair market value of the option shares on the actual dates on which those options were granted, the options are non-statutory options under the U.S. federal income tax laws, and they will remain non-statutory options after the amendment to the New Exercise Prices. Therefore, when you eventually exercise your Amended Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the New Exercise Price paid for those shares, and Insight must collect the applicable withholding taxes with respect to such income.
If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in that jurisdiction of exercising your options.
WHEN MAY I EXERCISE THE PART OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?
You may exercise the part of each of your options that was vested as of December 31, 2004 at any time before the termination or expiration of that option provided such exercise complies with (a) the existing terms of your options, (b) Insight’s Stock Trading Policy and (c) any interim blackout periods during which transactions to buy and sell Insight stock are prohibited. Such part is not subject to the Offer and will not be subject to unfavorable taxation under Section 409A.
WHAT ARE THE CONDITIONS TO THE OFFER?
The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment. (Section 1)
WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?
The Offer will expire at 11:59 P.M. Eastern Time on December 20, 2007, unless we extend the Offer.
Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 A.M. Eastern Time on the next business day following the previously scheduled expiration of the Offer period. (Section 15)
HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?
In order to tender your Eligible Options for amendment under the Offer, you must complete and return the Election Form that accompanies this Offer. After completing the Election Form, you must mail it to Corporate Secretary, Insight Enterprises, Inc., 1305 West Auto Drive, Tempe, AZ 85284. Please make and keep a copy of the completed Election Form for your records. Once we receive your completed Election Form, you will then be deemed to have completed the election process for tendering your Eligible Options. We must receive your Election Form before the Expiration Date.

You must complete the tender and election process in the above manner by 11:59 P.M. Eastern Time on December 20, 2007. If we extend the Offer beyond December 20, 2007, you must complete the process before the extended expiration date of the Offer.
We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form from you before the expiration of the Offer, we will not accept your Eligible Options for amendment, and no Cash Payment will be paid with respect to those options.
We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the expiration of the Offer, and we will amend those options on the next business day thereafter. (Section 6)
DURING WHAT PERIOD OF TIME MAY I CHANGE MY MIND AND CHANGE MY ELECTION TO TENDER MY ELIGIBLE OPTIONS?
You may change your previously submitted election at any time before 11:59 P.M. Eastern Time on December 20, 2007 (or any extended expiration date of the Offer). This is called rescinding your election to tender. If you would like to rescind your election, you must complete the “Rescission Letter” that was mailed to you with this Offer and mail it to Corporate Secretary, Insight Enterprises, Inc., 1305 West Auto Drive, Tempe, AZ 85284. You should make a copy of your completed Rescission Letter and keep the copy with your other records for this Offer. We must receive your Rescission Letter before the Expiration Date. (Section 5)
WHAT DOES INSIGHT THINK OF THE OFFER?
Although our Board of Directors has approved the Offer, neither the Board of Directors or the Company is making any recommendation as to whether you should tender or not tender your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options. Insight recommends that you consult with your personal financial and tax or legal advisors when deciding whether or not you should tender your Eligible Options.
TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
For additional information or assistance, you should contact the Stock Plan Administrator at _StockPlanAdmin@insight.com.
CERTAIN RISKS OF PARTICIPATING IN THE OFFER
Participating in the Offer involves risks discussed in this Offer and described below. In addition, information about risk factors included in our Annual Report on Form 10-K/A for the year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for the quarters ending March 31, 2007, June 30, 2007 and September 30, 2007 is incorporated by reference herein. These reports may be inspected at, and copies may be obtained from, the places and in the manner described in Section 17 “Additional Information.” You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.

Tax-Related Risks
The IRS could change the expected Section 409A tax consequences. As described above and in Section 2, based on the current guidance and final regulations under Section 409A, your Eligible Options will be subject to unfavorable tax consequences under Section 409A unless they are brought into compliance with Section 409A before January 1, 2008 or any earlier exercise of those options. We believe that we have structured the Offer in a way that will provide you with the opportunity to avoid the taxation of your Eligible Options under Section 409A. However, we cannot guarantee the effect of any future IRS guidance.
Taxable events even if Amended Options are not exercised. Any Cash Payments received for Eligible Options that you elect to amend will be subject to regular income and employment tax withholdings at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the Cash Payment.
Tax-related risks for residents of multiple countries. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax or legal advisor to discuss these consequences.
State and local taxes. The discussion in Section 2 and Section 14 of the Offer describes the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, interest and penalties under such provisions if you do not bring your Eligible Options into compliance.
Eligible Optionees should consult with their own personal tax and legal advisors as to the tax consequences of their participation in the Offer.
Procedural Risks
You are responsible for making sure that your Election Form and any later rescission of your Election Form with which you withdraw your Eligible Options are received by us before the Expiration Date. IT IS YOUR RESPONSIBILITY TO CONFIRM THAT WE HAVE RECEIVED YOUR COMPLETE SUBMISSION BEFORE DECEMBER 20, 2007.
Business Related Risks
Whether or not you participate in the Offer, you should be aware that there are a number of risks that Insight is exposed to in the ordinary course of business. You are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

THE OFFER
1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH PAYMENT; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.
Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to unfavorable income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise and before January 1, 2008. Insight Enterprises, Inc. has decided to offer Eligible Optionees holding Eligible Options the opportunity to amend each such option to comply with Section 409A.
Eligible Options
An outstanding option to purchase shares of Insight common stock will be eligible for amendment under the Offer if that option meets each of the following conditions:
(i)	The option was granted under the 1998 Plan;

(ii)	The option was retroactively priced, meaning that the exercise price per share for that option is based on the fair market value per share of Insight common stock on a date that was earlier than the date on which the option grant was actually finalized;

(iii)	The option has an exercise price per share that is less than the fair market value per share of the common stock underlying the option on the date on which the option grant was actually finalized;

(iv)	The option was unvested as of December 31, 2004;

(v)	The option is held by an individual who is, on the Expiration Date, an Eligible Optionee; and

(vi)	The option is outstanding on the expiration date of this Offer.
An option that meets each of the above conditions will constitute an Eligible Option for purposes of the Offer. If only a part of the option meets those conditions, then only that part will be an Eligible Option, and the rest of that option will not be eligible for amendment under this Offer.
Your individualized Eligible Option table in the Election Form that accompanies this Offer also describes the measurement date and option number for each Eligible Option you hold, the original per share of Insight common stock on that date, the number of shares of common stock subject to each Eligible Option, the New Exercise Price and the cash amount payable to you in January 2008.
Amendment of Eligible Options and Cash Payment
Upon the terms and subject to the conditions of the Offer, we will amend each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4, and not validly withdrawn in accordance with Section 5 before the Expiration Date. The Offer does not depend on the tender of a minimum number of Eligible Options for amendment. The exercise price of each Eligible Option that is amended under the Offer will be increased to the New Exercise Price determined for that option. To the extent a retroactively-priced option was vested as of December 31, 2004, that part of the option would not be subject to taxation under Section 409A and will not be an Eligible Option for purposes of the Offer.

Therefore, the New Exercise Price would not be in effect for the part of a retroactively-priced option that was vested as of December 31, 2004. The New Exercise Price will apply only to the part of a retroactively-priced option that was not vested as of December 31, 2004, and that part thereby qualifies as an Eligible Option.
Each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for that option. No change to the vesting schedule will occur by reason of the amendment. In addition, except for the New Exercise Price, the other terms and provisions of each Amended Option will be identical to the terms and provisions in effect for each such Eligible Option immediately before the amendment to the exercise price.
Each Eligible Optionee whose Eligible Options are amended under the Offer will become entitled to a special Cash Payment from the Company. The amount of the Cash Payment payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the New Exercise Price is higher than the exercise price per share currently in effect for that Eligible Option, times (ii) the number of shares of the Company’s common stock you can buy under that option at the New Exercise Price. The Cash Payment is currently expected to be in January 2008, as required by applicable IRS regulations. When the payment is made, the Company will collect all applicable withholding taxes and other amounts required to be withheld by the Company. Such Cash Payment will be paid whether or not you remain an employee through the payment date.
Former Employees
If you are not an employee of the Company on the Expiration Date, then none of your tendered Eligible Options will be amended and you will not be entitled to any Cash Payment with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.
Additional Considerations
In deciding whether to tender Eligible Options under the Offer, you should know that Insight continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. On November 13, 2007, our Board of Directors authorized the Company to make purchases of up to $50,000,000 of our common stock from time to time in open market purchases or through privately negotiated transactions, including through the use of one or more Rule 10b5-1 trading plans. Also on November 13, 2007, our Board of Directors approved and adopted amendments to the Company’s Bylaws related to permitting uncertificated shares in response to NASDAQ Marketplace Rule 4350(1), which requires that all companies listed on NASDAQ (including the Company) be eligible by January 1, 2008 to participate in a Direct Registration System program operated by a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended. Subject to the above and except as otherwise disclosed in the Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:
(a)	Any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	Any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	Any material change in our present dividend policy or our indebtedness or capitalization;

(d)	Any change in our present Board of Directors or executive management team, including, but not limited to, any plans or proposals to change the number or term of our directors or to fill any existing vacancies on the board or to change any material term of any employment contract of any executive officer;

(e)	Any other material change in our corporate structure or business;

(f)	Our common stock ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g)	Our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Securities Act;

(h)	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)	The acquisition by any person of any of our securities or the disposition of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j)	Any changes in our articles of incorporation or bylaws, or other actions that may impede the acquisition of control of the Company.
2. PURPOSE OF THE OFFER.
As a result of an investigation of the Company’s past option granting practices and related accounting, we have found that each Eligible Option was retroactively priced, meaning that the exercise price per share currently in effect for that option was based on the fair market value per share of our common stock on a date earlier than the date on which that option was actually finalized. We are making this Offer to amend the Eligible Options because of potential unfavorable tax consequences that may result from the retroactive pricing of the Eligible Options.
Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to unfavorable income taxation unless that option is brought into compliance with Section 409A. Insight has decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance by amending the exercise price per share to the New Exercise Price for each such option.
Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS provided guidance and issued regulations with respect to certain items of compensation under Section 409A. The guidance and final regulations provide that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the unfavorable tax consequences of Section 409A. Unless corrective action is taken to bring that option into compliance before exercise and before January 1, 2008, we believe, on the basis of our understanding and interpretation of the applicable guidance and final regulations, that the option will trigger unfavorable U.S. federal tax consequences to you under Section 409A as indicated below.
The unfavorable tax consequences include income tax consequences in the year the option becomes vested, even though the option has not been exercised. You would recognize taxable income in an amount equal to the fair market value of the option shares on the measurement date, minus the exercise price. The measurement date is December 31 of the year of vesting, or the actual date of exercise if exercised during the year of vesting. In addition, Section 409A imposes an additional 20% tax, plus interest. Further, it is possible that during each subsequent taxable year (until the option is exercised or expires), any increase in the fair market value of the shares underlying the option will be taxable to the optionee and may be subject to the additional 20% tax and interest penalties.
Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total tax (over and above ordinary income tax rates) could be up to 40% (a 20% additional federal tax and up to a 20% additional state tax).
If you elect not to amend your Eligible Options under the Offer, then you will be solely responsible for any additional taxes or interest payable under Section 409A and comparable state tax laws. If you exercise an Eligible Option without first bringing that option into compliance with Section 409A, then it is possible that the 20% additional tax under Section 409A with respect to that exercised option may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise is higher than the current exercise price, plus interest penalties.
To avoid any unfavorable tax consequences under Section 409A with respect to the part of your stock options that vested after December 31, 2004 (but were not exercised in 2005, 2006 or 2007), you must take corrective action to bring that part of your options (the “409A Part”) into compliance with the requirements of Section 409A. Insight is now offering you the opportunity to bring the 409A Part of your stock options into compliance with Section 409A as follows:
•	The 409A Part of each of your stock options will be amended to increase the exercise price to the New Exercise Price determined for that part. Such an amendment to the exercise price would bring the 409A Part of each option into compliance with Section 409A, and you could exercise that 409A-compliant part as you choose, subject only to the existing exercise provisions and option term in effect for each such option.
Therefore, under the Offer, you may tender your Eligible Options to Insight for amendment. The exercise price per share for each Amended Option will be increased to the New Exercise Price for that option, and that Amended Option would not be subject to unfavorable tax consequences under Section 409A described above.
If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax or legal advisor to discuss these consequences.
Neither the Board of Directors or the Company is making any recommendation as to whether you should tender your Eligible Options for amendment, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your Eligible Options. You should be aware that unfavorable tax consequences under Section 409A may apply to your Eligible Options if they are not amended under the Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A and comparable state tax laws. You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your own personal tax or legal advisor.

3. STATUS OF ELIGIBLE OPTIONS NOT AMENDED.
If you choose not to tender your Eligible Options for amendment, those options will continue to remain outstanding in accordance with their existing terms, including the below-market exercise price component that may result in unfavorable tax consequences under Section 409A. Accordingly, if you take no other action to bring those options into compliance with Section 409A, you may be subject to the unfavorable U.S. federal tax consequences described in Section 2 above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A and comparable state tax laws.
4. PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.
You will receive with this Offer an Election Form that contains the following personalized information with respect to each Eligible Option you hold:
•	The grant date and option number for each Eligible Option that you hold;

•	The original price per share of Insight common stock on that date;

•	The number of shares of the common stock subject to each Eligible Option;

•	The New Exercise Price of each Eligible Option; and

•	The cash amount payable to you in January 2008.
You will need to check the appropriate box to indicate whether you elect to tender your Eligible Options for amendment in accordance with the terms of the Offer. After completing the Election Form, you must mail it to Corporate Secretary, Insight Enterprises, Inc., 1305 West Auto Drive, Tempe, AZ 85284. Please make and keep a copy of the completed Election Form for your records. Once we receive your Election Form and unless you received your other as set forth in Section 5, you will then be deemed to have completed the election process for tendering your Eligible Options. We must receive your Election Form before the Expiration Date.
If you decide to accept the Offer with respect to your Eligible Options, we must receive your properly completed Election Form at Corporate Secretary, Insight Enterprises, Inc., 1305 West Auto Drive, Tempe, AZ 85284 by 11:59 Eastern Time on December 20, 2007. If we extend the Offer beyond December 20, 2007, you must deliver those documents before the extended expiration date of the Offer.
We will not accept any Election Form after the expiration of the Offer. If you do not complete and submit the Election Form before the Expiration Date, your Eligible Options will not be amended, and you will not be eligible for any Cash Payment.
If you choose to tender any of your Eligible Options for amendment, you must tender all of your Eligible Options for amendment. Please remember that not all of a particular option grant may be an Eligible Option. Only the 409A Part constitutes an Eligible Option.
Determination of validity; rejection of option shares; waiver of defects; no obligation to give notice of defects. We will decide, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to: (i) the part of each outstanding option that comprises an Eligible Option for purposes of this Offer; (ii) the New Exercise Price to be in effect under each Amended Option; and

(iii) the amount of the Cash Payment payable with respect to each Amended Option. Our decision on to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept for amendment each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.
Our acceptance constitutes an agreement. Your tender of an Eligible Option under the procedures described above is your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for amendment all properly tendered Eligible Options that have not been validly withdrawn, and on the next business day we will increase the exercise price per share to the New Exercise Price determined for that option.
5. RESCISSION RIGHTS.
You may only rescind the tender of your Eligible Options for amendment in accordance with the provisions of this Section 5. You may rescind the tender of your Eligible Options for amendment at any time before 11:59 P.M. Eastern Time, on the Expiration Date of the Offer. In addition, unless we accept and amend your Eligible Options before 11:59 P.M. on the Expiration Date, you may rescind the tender of your options at any time thereafter. To validly rescind the tender of your Eligible Options for amendment, you must complete the Rescission Letter and mail it to Corporate Secretary, Insight Enterprises, Inc., 1305 West Auto Drive, Tempe, AZ 85284. By mailing this Rescission Letter you are indicating that you no longer wish to tender your Eligible Options for amendment.
If you choose to rescind the tender of any of your Eligible Options, you must rescind the tender of all of your Eligible Options.
Once you rescind the tender of your Eligible Options for amendment they will no longer be deemed tendered for amendment under the Offer.
Neither Insight nor any other person is obligated to give notice of any defects or irregularities in any Rescission Letter mailed to us for purposes of withdrawing tendered Eligible Options from the Offer, nor will anyone incur any liability for failure to give any such notice. We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of the Rescission Letter meant to withdraw tendered Eligible Options from the Offer. Our determination of these matters will be final and binding.
6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT AND COMMITMENT TO PAY CASH PAYMENT WITH RESPECT TO AMENDED OPTIONS.
Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment all Eligible Options that have been properly tendered and not validly withdrawn by a Rescission Letter before the Expiration Date. For each Amended Option, we will increase the exercise price per share to the New Exercise Price on the next business day, currently scheduled to be December 21, 2007. If we extend the Expiration Date, then the accepted Eligible Option will be amended as soon as practicable after the extended Expiration Date.
We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for amendment. Such notice may be by email, press release or other means. In addition, you will receive a notice (which may be by email) confirming the fact that you have tendered your Eligible Options and setting forth the terms and conditions of your Amended Options. This notice will incorporate the terms of the Stock Option Amendment and Cash Payment Agreement (the “Amendment Agreement”) and together constitute an effective amendment to your Eligible Options, and you will not be asked to sign any documents in connection with your Amended Options. The Amendment Agreement documents the New Exercise Price for each of your Amended Options and describes the terms of the Cash Payment payable with respect to those Amended Options. The form of the Amendment Agreement is attached to the Schedule TO filed with the SEC. The notice will set forth new Exercise Prices of your Amended Options and confirm the Company’s unconditional obligation to pay you the Cash Payment for each of your Amended Options. Such Cash Payment is currently expected to be paid in January 2008 and will be paid whether or not you remain an employee through the payment date.
However, if you are not an employee of the Company or one of its subsidiaries on the Expiration Date, then none of your tendered Eligible Options will be amended and you will not be entitled to any Cash Payment with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.
7. CONDITIONS OF THE OFFER.
If at any time on or after November 21, 2007, and before the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred, and if we think the occurrence makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for amendment, we will not accept any Eligible Options tendered to us for amendment, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for amendment, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “1934 Act”).
(i)	There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect for some or all of the tendered Eligible Options, the payment of the Cash Payments or otherwise relates in any manner to the Offer or that, in our judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(ii)	There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or other affiliated entities, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
•	make the amendment of the tendered Eligible Options or payment of the Cash Payments illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or make us unable, to accept for amendment some or all of the tendered Eligible Options;

•	materially weaken the benefits we hope to give you as a result of the Offer, whether as a result of further changes to Section 409A of the Code, the regulations promulgated thereunder or other tax laws that would affect the Offer or the Eligible Options; or

•	materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;
(iii)	There shall have occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	the declaration of banking moratorium or any suspension of payments in respect of banks in the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might effect the extension of credit to us by banks or other lending institutions;

•	the commencement or continuation of a war or other national calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
(iv)	There shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;

(v)	A tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 21, 2007;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 21, 2007, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
(vi)	If we determine that an different solution is available to Insight and the Eligible Optionees to resolve the unfavorable personal tax consequences for Eligible Optionees relating to the Eligible Options and the Insight Board of Directors approves such actions;

(vii)	Any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or other affiliated entities or otherwise makes it inadvisable for us to proceed with the Offer; or

(viii)	Any rules, regulations or actions by any governmental authority, NASDAQ, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to Insight that makes it inadvisable for us to proceed with the Offer.
The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date (or the extended expiration date). We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.
8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.
There is no established trading market for the Eligible Options or any other options granted under the 1998 Plan.

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “NSIT.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on The NASDAQ Global Select Market.

QUARTER ENDED	HIGH	LOW
September 30, 2007	$26.50	$22.24
June 30, 2007	$22.65	$17.98
March 31, 2007	$20.33	$17.75
December 31, 2006	$22.69	$18.59
September 30, 2006	$20.96	$16.22
June 30, 2006	$22.46	$17.78
March 31, 2006	$22.14	$19.79
December 31, 2005	$21.60	$18.14
September 30, 2005	$21.19	$18.20
June 30, 2005	$20.47	$17.39
March 31, 2005	$20.36	$17.23
On November 16, 2007, the last reported sale price of our common stock on The NASDAQ Global Select Market was $19.85 per share.
The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.
9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS.
Consideration
Should you accept this Offer, then with respect to your Eligible Options, you will be eligible to receive the special Cash Payment. The Cash Payment is currently expected to be paid in January 2008. The source of funds for the Company will be its working capital resources.
If all Eligible Options tendered under the Offer are amended, then the resulting Amended Options will cover 259,130 shares of our common stock in the aggregate, which represents approximately 0.5% of the total number of shares of our common stock outstanding as of November 16, 2007. The Cash Payments payable under this Offer will be in the total maximum dollar amount of approximately $58,200, assuming the exercise price of each tendered Eligible Option is increased to the fair market value per share on the date on which the option grant was actually finalized.
Future Grants; Employment Relationship
The amendment of the tendered Eligible Options under the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation. This Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause.

Summary of the 1998 Plan
The following is a description of the principal features of the 1998 Plan. The description of the 1998 Plan is subject to, and qualified in its entirety by reference to, all the provisions of the 1998 Plan and the form of stock option agreement in effect for the Eligible Options granted under the 1998 Plan. The 1998 Plan has been filed as an Exhibit to our Registration Statement on Form S-8 filed on December 4, 2003. Please contact the Stock Plan Administrator at _StockPlanAdmin@insight.com to receive a copy of each plan document and the form of stock option agreement. We will promptly furnish you copies of those documents at our expense.
•	The 1998 Plan was originally adopted in October 1997. Our Board of Directors approved an amendment to 1998 Plan in March 2000, and our stockholders approved that amendment at our annual meeting in May 2000. The 1998 Plan does not have an expiration date. However, upon approval of our 2007 Omnibus Plan at our 2007 annual meeting of stockholders on November 12, 2007, we stopped making new grants out of the 1998 Plan. Options granted under the 1998 Plan vest according to the vesting schedule for each option grant and generally expire 5 years after, and not more than 10 years after, the date of grant. If the option recipient’s employment terminates, the recipient generally has seven business days following termination to exercise the vested portion of a grant. Option grants made in May 2005 and later allow for exercise following termination for a period of 90 days.
Term of Options
The term of options granted under the 1998 Plan is as stated in the option agreements. All options amended under this Offer will expire on the same date as the scheduled expiration of the Eligible Options they amend. Amended options will expire earlier upon your termination of employment with Insight, in accordance with terms of the 1998 Plan and your option agreement.
Exercise Price
The Amended Options will have an exercise price equal to the New Exercise Price, which is equal to the fair market value of the underlying stock on the date on which the option grant was actually finalized.
Vesting and Exercise
Any Amended Option you receive will be subject to the same vesting schedule as the option it amends, and you will receive vesting credit for any vesting credit that accrued under the original option. That means that upon the Amendment Date and time, your Amended Options will be vested to the same extent and will continue to vest at the same rate as the options they amend. Continued vesting is subject to your continued employment with us through each relevant vesting date.
Adjustments upon Certain Events
Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate into, or are acquired by another entity before the expiration of the Offer, you may choose to withdraw any options with respect to which you elected to accept this Offer and your options will be treated in accordance with the 1998 Plan and with your option agreement. Further, if we are acquired before the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement, and you will receive no Amended Options, Cash Payments or other consideration for the options. If we are acquired before the expiration of the Offer but do not withdraw the Offer, we (or the successor entity) will notify you of any material changes to the terms of the Offer or Amended Options, including any additional adjustments to the exercise price or number of shares that will be subject to the
Amended Options. Under such circumstances, we expect that the type of security and the number of shares covered by each Amended Option would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of such adjustments, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the Eligible Options with respect to which you accept this Offer or than the number you would have received under an Amended Option if no acquisition had occurred.
If we are acquired, it is possible that an acquirer could terminate your employment or other service and therefore, to the extent that you have any Amended Options subject to vesting, such options will cease to vest and will terminate in accordance with their terms. Regardless of whether you remain an employee on the scheduled payment date, you will still receive any Cash Payments to which you are entitled as a result of your participation in this Offer.
Finally, if we are acquired after the options for which you have chosen to accept this Offer have been accepted for Amended Options, the treatment of your Amended Options in such a transaction will be governed by the terms of the transaction agreement or the terms of the 1998 Plan and as amended in accordance with this Offer.
Changes in Capitalization
The 1998 Plan generally provides that in the event of any stock split, stock dividend, combination or reclassification, or other increase or decrease in the number of issued shares of common stock effected without receipt of consideration, we will proportionately adjust the number of shares of common stock which may be delivered under the 1998 Plan, and the number and price of shares of common stock subject to outstanding awards thereunder.
Taxation of Non-Statutory Stock Options
An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a non-statutory option. In general, an optionee will recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.
We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option.
If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an Insight grant. You should be certain to consult your personal tax or legal advisor to discuss these consequences.

Transferability of Options
Options granted under the 1998 Plan generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution.
Registration of Shares Underlying the Options
All of the shares of Insight common stock issuable upon exercise of Amended Options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Insight for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your Amended Options free of any transfer restrictions under applicable United States securities laws.
10.	INFORMATION CONCERNING INSIGHT.
Insight Enterprises, Inc. is a Delaware corporation incorporated in 1991. We are a leading provider of brand-name information technology (“IT”) hardware, software and services to large enterprises, small- to medium-sized businesses and public sector institutions in North America, Europe, the Middle East, Africa and Asia-Pacific. Our principal executive offices are located at 1305 West Auto Drive, Tempe, Arizona 85284, and our telephone number is (480) 902-1001. Please see Section 17 of this Offer entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
11.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.
A list of the current members of our Board of Directors and executive officers is attached as Schedule A to this document. As of November 16, 2007, our current executive officers and directors as a group beneficially owned outstanding options under our various stock option plans to purchase a total of 1,823,695 shares of our common stock under those plans. That number represented approximately 52% of the shares of our common stock subject to options under our various stock option plans as of that date. We also refer you to our definitive proxy statement for our 2007 annual meeting of stockholders, filed with the SEC on October 9, 2007, for information concerning agreements, arrangements and understandings between the Company and other persons with respect to the Company’s common stock. A copy of our proxy statement can be found on the SEC’s website at www.sec.gov and on our website at www.insight.com.
Members of our Board of Directors and our executive officers are not participating in this Offer and, therefore, do not hold any interests in the subject securities.
Except as set forth below and other than stock option grants, restricted stock unit awards and other stock-based awards in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock that were effected during the 60-day period ended November 21, 2007, by Insight or by any current executive officer, director, affiliate or subsidiary of Insight.

On October 10, 2007, David J. Robino, a member of the Board of Directors of the Company, was granted 2,000 restricted stock units. Also on October 10, 2007, Steven Andrews, the Company’s General Counsel, was granted 15,000 restricted stock units. On November 12, 2007, each of Timothy A. Crown, Bennett Dorrance, Michael M. Fisher, Larry A. Gunning, Robertson C. Jones, Kathleen S. Pushor and David J. Robino received 2,500 restricted stock units.
12.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.
The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of tender, except that the Amended Option will have an exercise price equal to the New Exercise Price for that option. Accordingly, each Amended Option will continue to remain an outstanding option under the particular Plan under which it was originally granted.
Pursuant to the accounting standards in effect under FAS 123R, we will not recognize a compensation expense for financial reporting purposes with respect to the amendment of the Eligible Options to increase the exercise price per share to the New Exercise Prices. We will recognize compensation expense for financial reporting purposes in the amount of the Cash Payments that become payable under the terms of the Offer. That expense will be accrued for the fiscal quarter in which we accept the tendered Eligible Options for amendment.
13.	LEGAL MATTERS; REGULATORY APPROVALS.
We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the New Exercise Prices and paying the Cash Payments or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options and the payment of the Cash Payments as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend Eligible Options is subject to certain conditions, including the conditions described in Section 7.
14.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Payments. Foreign, state and local tax consequences are not addressed.
Acceptance of Offer
If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.
Amendment of Option

The amendment of your Eligible Options to increase the exercise price per share to the New Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.
Exercise of Amended Option
Your Amended Option will continue to be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares. Insight must collect the applicable withholding taxes with respect to such income upon exercise.
Sale of Acquired Shares
The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of such option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one year after the date the Amended Option is exercised for those shares.
Cash Payment
The Cash Payment will be treated as wages for tax withholding purposes and will be subject to taxation upon receipt. Therefore, Insight must withhold all applicable federal, state and local income and employment taxes, and you will receive only the part of the payment remaining after those taxes have been withheld.
Foreign Taxation
If you are subject to the tax laws of jurisdictions in addition to the Untied States, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an Insight option grant and/or your participation in the Offer.
We recommend that you consult your own tax or legal advisor with respect to the foreign and U.S. federal, state and local tax consequences of participating in the Offer.
15.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.
We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for amendment by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.
We also expressly reserve the right, in our judgment, at any time before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for amendment upon the occurrence of any of the conditions specified in Section 7, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options for amendment is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.
Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 A.M. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designed to inform option holders of such change.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.
If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:
(1)	we increase or decrease the amount of consideration offered for the Eligible Options; or

(2)	we decrease or increase the number of Eligible Options eligible to be tendered in the Offer.
16.	FEES AND EXPENSES.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment under this Offer. The fees and expenses of the Offer incurred by the Company are not material to the Company.
17.	ADDITIONAL INFORMATION.
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment:
(a)	our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on July 26, 2007 and our Form 10-K/A amending our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on October 9, 2007;

(b)	our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, filed with the SEC on July 26, 2007, August 9, 2007 and November 9, 2007, respectively;

(c)	our Current Report on Form 8-K, filed with the SEC on November 16, 2007;

(d)	our Current Report on Form 8-K, filed with the SEC on November 21, 2007;

(e)	our definitive proxy statement for our 2007 Annual Meeting of Stockholders; and

(f)	the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on November 9, 1994, including any amendments or reports we file for the purpose of updating that description.

Any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act between the date of the Offer and the Expiration Date are also incorporated by reference. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.
These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.
We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Stock Plan Administrator at _StockPlanAdmin@insight.com.
As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.
The information relating to Insight in this document should be read together with the information contained in the documents to which we have referred you.
18.	FORWARD-LOOKING STATEMENTS.
This document and our SEC reports referred to above contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the 1934 Act. All statements other than statements of historical fact may be forward-looking statements. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “relies,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation, the following risks: changes in the information technology industry and/or the economic environment; our reliance on partners for product availability, marketing funds, purchasing incentives and competitive products to sell; disruptions in our information technology and voice and data networks, including the upgrade to mySAP and the migration of Software Spectrum to our information technology and voice and data networks; the integration and operation of Software Spectrum, including our ability to achieve the expected benefits of the acquisition; actions of our competitors, including manufacturers/publishers of products we sell; the informal inquiry from the SEC and the fact that we could be subject to stockholder litigation related to our historical stock option granting practices and the related restatement of our consolidated financial statements; the risks associated with international operations; sales of software licenses are subject to seasonal changes in demand; increased debt and interest expense and lower availability on our financing facilities; increased exposure to currency exchange risks; our dependence on key personnel; risk that purchased goodwill or amortizable intangible assets become impaired; our failure to comply with the terms and conditions of our public sector contracts; risks associated with our very limited experience in outsourcing business functions to India; rapid changes in product standards; intellectual property infringement claims.; and other risks detailed in the Company’s filings with the SEC.

SCHEDULE A
INFORMATION CONCERNING
THE DIRECTORS AND EXECUTIVE OFFICERS
OF INSIGHT ENTERPRISES, INC.
The directors and executive officers of Insight Enterprises, Inc. are set forth below.
Timothy A. Crown
(Age 43)
•	Chairman of the Board

•	Director
Mr. Crown, a co-founder of the Company, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively. Mr. Crown has been a director since 1994 and assumed the position of Chairman of the Board in November 2004. Mr. Crown had been employed by us or one of our predecessors since 1988.
Bennett Dorrance

(Age 61)
•	Director
Mr. Dorrance has been a director since 2004. He has been a managing Director of DMB Associates, a real estate service company based in Scottsdale, Arizona since 1984. Mr. Dorrance has served on the Board of Directors of Campbell Soup Company since 1989. He was also a member of the Board of Directors of Bank One Corporation from 1997 to 2000.
Richard A. Fennessy

(Age 42)
•	President and Chief Executive Officer
•	Director
Mr. Fennessy was elected President and Chief Executive Officer effective November 2004 and was appointed Director in September 2004. From 1987 to 2004, Mr. Fennessy worked for International Business Machines Corporation (“IBM”), where he held numerous domestic and international executive positions. His most recent positions included: General Manager, Worldwide, ibm.com; Vice President, Worldwide Marketing – Personal Computer Division; and General Manager, Worldwide PC Direct organization.
Michael M. Fisher

(Age 61)
•	Director
Mr. Fisher has been a director since 2001 and is the Audit Committee’s designated financial expert. Mr. Fisher has served as President of Power Quality Engineering, Inc., a manufacturer of specialty filters, since 1995.

Larry A. Gunning

(Age 63)
•	Director
Mr. Gunning has been a director since 1995. He has been Manager and Director of 3D Petroleum LLC, a petroleum company, since 2001. From 1988 to 2001, Mr. Gunning was President and a Director of Pasco Petroleum Corp., a petroleum marketing company that merged with 3D Petroleum LLC in 2001. Mr. Gunning is also a member and director of Cobblestone AutoSpa, which owns and operates several full-service carwashes.
Stanley Laybourne

(Age 58)
•	Chief Financial Officer, Secretary and Treasurer
•	Director
Mr. Laybourne has been a director since 1994. He became our Chief Financial Officer and Treasurer in 1991, served as Executive Vice President from 2002 to 2006 and served as Secretary from 1994 to October 2002 and from September 2004 to present. Mr. Laybourne is a certified public accountant.
Robertson C. Jones

(Age 62)
•	Director
Mr. Jones has been a director since 1995. Mr. Jones was Senior Vice President and General Counsel of Del Webb Corporation, a developer of master-planned residential communities, from 1992 through 2001.
Kathleen S. Pushor

(Age 49)
•	Director
Ms. Pushor was appointed director in September 2005. Since January 2006, she has served as President and Chief Executive Officer of the Greater Phoenix Chamber of Commerce. From 2003 to 2005, she served as the Chief Executive Officer of the Arizona Lottery. From 1999 to 2002, she operated an independent consulting practice in the technology distribution sector, and from 1998 to 2005, she was a member of the Board of Directors of Zones, Inc., a direct marketer of IT products.
David J. Robino

(Age 47)
•	Director
Mr. Robino has been a director since May 2007. Mr. Robino served as a Non-Executive Director of Memec Group Holdings Limited, a global distributor of specialty semiconductors, from 2001 until the sale of that business to Avnet, Inc. in 2005. He served Gateway, Inc., first as Executive Vice President and Chief Administrative Officer and later as Vice Chairman from 1998 to 2001. Previously, he held executive positions at The Nielsen Company from 1989 to 1995 and at AT&T from 1995 to 1997.
Steven R. Andrews

(Age 54)
•	General Counsel
Mr. Andrews joined Insight Enterprises, Inc. in September 2007 as our General Counsel. Prior to joining Insight Enterprises, Inc., Mr. Andrews was Senior Vice President, Law and Human Resources of ShopKo Stores, Inc. from 2002 to 2006. Prior to joining ShopKo, Mr. Andrews served as Senior Vice President, General Counsel and Secretary of PepsiAmericas, Inc. from 1999 through 2001. Before that, Mr.

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Andrews was the interim President and Chief Executive Officer of Multigraphics, Inc., after having served as Vice President, General Counsel and Secretary from 1994 to 1999.
Catherine W. Eckstein

(Age 50)
•	Chief Marketing Officer
Ms. Eckstein joined Insight Enterprises, Inc. in March 2004 and was promoted to Chief Marketing Officer of Insight Enterprises, Inc. in May 2005. Before joining Insight Enterprises, Inc., Ms. Eckstein served as Senior Vice President of Marketing and Corporate Vice President of Worldwide Marketing at Ingram Micro from 2000 to 2003.
Stuart A. Fenton

(Age 39)
•	President – Insight EMEA
Mr. Fenton joined Insight Enterprises, Inc. in October of 2002 and was most recently promoted to President of our Insight EMEA operating segment in November 2006. Prior to his promotion, he held the position of Managing Director of Insight Direct UK Ltd. From 1995 to 2002, Mr. Fenton held various positions at Micro Warehouse Inc., serving most recently as the General Manager of Micro Warehouse Canada.
Gary M. Glandon

(Age 48)
•	Chief People Officer
Mr. Glandon joined Insight Enterprises, Inc. in February 2005 as Chief People Officer. Prior to joining Insight, Mr. Glandon served as Vice President of Human Resources for Honeywell International’s Aerospace division from 2003 to 2005. From 2001 to 2003, Mr. Glandon served as Vice President of Human Resources of Tanox, Inc., a publicly traded biopharmaceutical firm.
Karen K. McGinnis

(Age 40)
•	Senior Vice President and Chief Accounting Officer
•	Assistant Secretary
Ms. McGinnis joined Insight Enterprises, Inc. in March 2000 and was named Chief Accounting Officer in September 2006. She has served as Assistant Secretary since January 2005 and was promoted to Senior Vice President of Finance in April 2001. Ms. McGinnis is a certified public accountant.
Mark T. McGrath

(Age 42)
•	President – Insight North America/APAC
Mr. McGrath joined Insight Enterprises, Inc. in May 2005 as President of Insight Direct USA, Inc. He was appointed the President of our North America and APAC business segments in September 2006. From 1987 to 2005, Mr. McGrath worked for IBM, most recently serving as Vice President of IBM.com Americas, a division of IBM focused on leveraging the phone and the web. Earlier positions held at IBM included Vice President, IBM Direct (a division of ibm.com), and Vice President of Channel Sales, IBM Personal Computing Division.

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David B. Rice

(Age 54)
•	Chief Information Officer
Mr. Rice joined Insight Enterprises, Inc. in July 2000 and was named Chief Information Officer of Insight Enterprises, Inc. in February 2005. Mr. Rice has served as Chief Information Officer of one of our operating entities from July 2000 to January 2005. Prior to joining Insight, he served as Vice President, IT Mail Order Operations at PCS Health Systems from 1994 to 2000.

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